Exhibit 99.1

UTSTARCOM ANNOUNCES RESIGNATION OF EXECUTIVE VICE
PRESIDENT AND CHIEF OPERATING OFFICER MIKE SOPHIE

ALAMEDA, Calif., April 13, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that, effective May 5, 2006, its Executive Vice President and Chief Operating Officer, Mike Sophie will resign in order to pursue other opportunities.

“Mike has been a dedicated officer of UTStarcom over the past seven years. During this period, the Company has grown from a successful start-up to a multi-billion dollar company in the telecommunications industry,” said Hong Lu, president and chief executive officer. “We thank him for his dedication and generous spirit and we wish him well in his future endeavors.”

Hong Lu, UTStarcom’s chief executive officer, will assume all operational responsibilities until a permanent successor is named.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the likelihood of the Company’s continued success and the anticipated transition of responsibilities following Mr. Sophie’s resignation. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include the changing nature of global telecommunications markets, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, trends and uncertainties such as changes in government regulation and licensing requirements, and potential changes in the Company’s management and its hiring decisions. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 388-3287

stephanie@engagepr.com

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